EXHIBIT 99.1

PRESS RELEASE

For immediate release
TRICO MARINE SERVICES ISSUES EARNINGS GUIDANCE FOR THIRD QUARTER 2005
HOUSTON, October 7, 2005 /PRNewswire-FirstCall/ — Trico Marine Services, Inc. (OTC: TRMA.OB - News) (the “Company” or “Trico”) today announced it expects charter hire revenues for the three month period ended September 30, 2005 to be in the range of $42.0 million to $43.0 million, which compares to charter hire revenues for the three months ended June 30, 2005 of $39.9 million. Operating income is expected to be in the range of $12.0 million to $13.5 million for the three months ended September 30, 2005, which compares to operating income of $9.1 million during the three months ended June 30, 2005. Included in both operating income amounts is the benefit of approximately $3.2 million of non-cash amortization of deferred revenue.
In the month of September 2005, the Company entered into contracts for two of its 180 foot Gulf class supply vessels at day rates of $9,500 and $10,000, and is currently bidding proposals for new contracts for its 180 foot Gulf class supply vessels at day rates in excess of $10,200, with contract awards anticipated, for vessels expected to become available in the fourth quarter. These day rates reflect a continued strengthening due to increased demand in the Gulf of Mexico and the impact of hurricanes and, if sustained, will result in a gradual increase in our average day rates in the fourth quarter, as current vessel contracts expire.
About Trico
Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has principal offices in Houston, Texas and Houma, Louisiana. Please visit the Company’s website at http://www.tricomarine.com for additional information.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

2401 FOUNTAINVIEW     -     SUITE 920     -     HOUSTON, TEXAS 77057     -     (713) 780-9926     -     FAX (713) 780-0062